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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:
/ /	Preliminary Proxy Statement
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/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-12
SIERRA HEALTH SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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/x/	No Fee Required.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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P.O. Box 15645
Las Vegas, Nevada 89114-5645

April 18, 2002

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Sierra Health Services, Inc., which will be held on Thursday, May 23, 2002, at 10:00 a.m., local time, in the Chairman's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada.

        The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about the Company and its officers and Directors.

        Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke the proxy at any time prior to voting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

                      Sincerely,

                      Anthony M. Marlon, M.D.
                       Chairman of the Board and
                      Chief Executive Officer

SIERRA HEALTH SERVICES, INC.
P.O. Box 15645
Las Vegas, Nevada 89114-5645

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 23, 2002

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Health Services, Inc., a Nevada corporation (the "Company"), will be held at 10:00 a.m., local time, Thursday, May 23, 2002, in the Chairman's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, for the following purposes:

  1.
  To elect four Directors for two-year terms and until their successors are duly elected and qualified.
  2.
  To amend the Company's Employee Stock Purchase Plan to increase by 900,000 the number of shares of Common Stock reserved for issuance to participants.
  3.
  To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 2002.
  4.
  To consider and act upon a shareholder proposal, if properly presented at the meeting.
  5.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only holders of record of the Company's Common Stock at the close of business on April 5, 2002 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. As described in the attached Proxy Statement, the Board of Directors' nominees for election at the Annual Meeting as Directors of the Company are Erin E. MacDonald, William J. Raggio, Charles L. Ruthe and Albert L. Greene.

        You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please fill out, sign, date and return at your earliest convenience, in the envelope provided, the enclosed proxy card which is being solicited on behalf of the Company's Board of Directors. The proxy card shows the form in which your shares of Common Stock are registered. Your signature must be in the same form. The return of the proxy card does not affect your right to vote in person should you decide to attend the Annual Meeting. We look forward to seeing you.

                      By Order of the Board of Directors,

                      Frank E. Collins
                       Secretary

Las Vegas, Nevada
April 18, 2002

IMPORTANT

        IN ORDER TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE ANNUAL MEETING, WE URGE STOCKHOLDERS TO COMPLETE, SIGN, DATE AND RETURN THEIR PROXY CARDS AS SOON AS POSSIBLE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE ANNUAL MEETING.

SIERRA HEALTH SERVICES, INC.
P.O. Box 15645
Las Vegas, Nevada 89114-5645

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

ON THURSDAY, MAY 23, 2002

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sierra Health Services, Inc., a Nevada corporation, for use at the 2002 Annual Meeting of Stockholders of the Company (the "2002 Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, May 23, 2002, in the Chairman's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent to the Company's stockholders is April 18, 2002.

VOTING OF PROXY; REVOCATION

        A proxy in the accompanying form that is properly executed, returned, and not subsequently revoked will be voted in accordance with instructions contained thereon. If no instructions are given with respect to the matters to be acted on, proxies will be voted as follows: (i) for the election of the four nominees described herein, (ii) for the amendment to the Company's Employee Stock Purchase Plan as described herein, (iii) for the ratification of the appointment of auditors, (iv) against the shareholder proposal, and (v) otherwise in accordance with the best judgment of the person or persons voting the proxy on any other matter properly brought before the 2002 Annual Meeting. Any stockholder who signs and returns the proxy may revoke it at any time before it is exercised by (i) delivering written notice to the Secretary of the Company of its revocation, (ii) executing and delivering to the Secretary of the Company a later dated proxy, or (iii) by appearing in person at the 2002 Annual Meeting and expressing a desire to vote his or her shares in person. See "Other Matters."

EXPENSES OF SOLICITATION

        The expenses of the preparation of proxy materials and the solicitation of proxies for the 2002 Annual Meeting will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, by telephone, telecopy or other means, or by Directors, officers and regular employees of the Company who will not receive additional compensation for such solicitations. Georgeson Shareholder has been engaged by the Company to assist in the solicitation of proxies for a fee of $3,000 plus their costs and expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of the Company's Common Stock.

VOTING SECURITIES

        Holders of the Company's Common Stock, par value $.005 per share, as of the close of business on April 5, 2002 will be entitled to notice of, and to vote at, the 2002 Annual Meeting or any adjournments thereof. On that date, there were 28,120,980 shares of Common Stock outstanding, the holders of which are entitled to one vote for each share registered in their names with respect to each matter to be voted on at the 2002 Annual Meeting, except as described below for the election of Directors. The presence in person or by proxy (regardless of whether the proxy has authority to vote on all matters) of the holders of record of shares representing a majority of the total issued and outstanding shares of Common Stock as of April 5, 2002 will constitute a quorum at the 2002 Annual Meeting.

        Stockholders are entitled to vote cumulatively for the election of Directors if any stockholder gives written notice to the President or Secretary of the Company not less than 48 hours before the 2002 Annual Meeting that such stockholder desires the voting for the election of Directors be cumulative. If cumulative voting is so invoked, each stockholder is entitled to the number of votes equal to the number of shares held by such stockholder multiplied by the number of Directors to be elected, and may cast all such votes for one nominee or distribute them among the nominees. Discretionary authority is being sought by the proxy holders to cumulate votes and distribute such votes among some or all of the nominees in the event that cumulative voting is invoked.

        Assuming that a quorum is present at the 2002 Annual Meeting, Directors will be elected by a plurality of the votes cast at the 2002 Annual Meeting by holders of shares of Common Stock present in person or represented by proxy. Approval of other items at the 2002 Annual Meeting requires that the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Withholding authority to vote for Directors and broker non-votes will not affect the election of Directors. Abstentions and broker non-votes will not affect the outcome of the vote on other proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of April 5, 2002 (except as otherwise noted in the footnotes below) by (1) each of the executives named in the Summary Compensation Table set forth under "Compensation of Executive Officers," (2) each Director and nominee of the Company, (3) all current Directors, nominees and executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock. Subject to applicable community property and similar statutes and except as otherwise noted in the footnotes below, each of the following persons has sole voting and dispositive power with respect to the shares that he or she beneficially owns. Except as noted below, the address of all stockholders, Directors, executive officers and nominees identified in the table and accompanying footnotes below is in care of the Company's principal executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Anthony M. Marlon, M.D.	2,812,154	(1)	9.87%
Frank E. Collins	174,548	(2)	*
Jonathon W. Bunker	168,413	(3)	*
Paul H. Palmer	158,283	(4)	*
Laurence S. Howard	181,525	(5)	*
Erin E. MacDonald	426,362	(6)	1.51%
Charles L. Ruthe	61,800	(7)	*
William J. Raggio	59,785	(8)	*
Thomas Y. Hartley	84,000	(9)	*
Anthony L. Watson	8,500	(10)	*
Michael E. Luce	4,000	(11)	*
Albert L. Greene	7,000	(12)	*
All current Directors and Executive Officers as a Group (15 persons)	4,448,511	(13)	13.66%
Lord, Abbett & Co.	2,375,059	(14)	8.45%
Dimensional Fund Advisors, Inc.	2,266,519	(15)	8.06%

*
Indicates beneficial ownership of less than 1%.

(1)
Includes 373,091 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options. Also includes 108,560 shares held indirectly through investment allocation in the Company's 401(k) Plan and 2,329,003 shares held indirectly through a total of four trusts established by Dr. Marlon and his wife, and 1,500 shares held indirectly through a limited partnership (the "Partnership"). Dr. Marlon may be deemed to have or share voting power and/or dispositive power over the shares held by the four trusts and, therefore, to have beneficial ownership with respect to such shares. Dr. Marlon, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Dr. Marlon disclaims beneficial ownership as to the shares held by the four trusts, other than 1,135,341 shares held by the Marlon Family Trust (a revocable trust of which he is a trustee). Dr. Marlon's beneficial ownership does not include 163,054 shares held in three trusts for the benefit of family members, the trustee of each of which is Erin E. MacDonald (see Note 6 below). In addition, Dr. Marlon's beneficial ownership does not include 652,648 shares held by the AMM & RM Family Limited Partnership ("ARFLP"), the general partner of which is a trust for the benefit of a family member, the trustees of that trust are Ms. MacDonald, William Godfrey, and Jeannine M. Zeller (daughter of Dr. Marlon).
(2)
Includes 127,707 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options.
(3)
Includes 127,500 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options.
(4)
Includes 132,500 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options.
(5)
Includes 137,500 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options.
(6)
Includes 188,750 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options, and 163,054 shares held in three trusts for the benefit of Dr. Marlon's family members, of which Ms. MacDonald is the trustee. Ms. MacDonald's beneficial ownership does not include 2,329,003 shares held in four trusts established by Dr. Marlon and his wife, as to which Ms. MacDonald serves as a trustee (these 2,329,003 shares are included in Dr. Marlon's beneficial ownership as shown in the Table; see Note 1 above).
(7)
Includes 31,000 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options.
(8)
Includes 31,000 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options.
(9)
Includes 31,000 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options.
(10)
Includes 8,500 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options.
(11)
Includes 3,000 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options.
(12)
Includes 3,000 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options.
(13)
Includes 1,403,048 shares that can be acquired within 60 days of April 5, 2002, upon the exercise of stock options. Excludes 652,648 shares held by the ARFLP (see Note 1 above).
(14)
The following information is derived from this stockholder's Schedule 13G filed with the SEC on January 28, 2002. The business address of this stockholder is 90 Hudson Street, Jersey City, NJ 07302. Lord, Abbett & Co., a registered investment advisor, has sole voting power and sole dispositive power over 2,375,059 shares. The number of shares beneficially owned is as of December 31, 2001.
(15)
The following information is derived from this stockholder's Schedule 13G filed with the SEC on February 12, 2002. The business address of this stockholder is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors Inc., a registered investment advisor, has sole voting power and sole dispositive power over 2,266,519 shares. The number of shares beneficially owned is as of December 31, 2001.

ITEM NO. 1—ELECTION OF DIRECTORS

        The Board of Directors has fixed the number of Directors at eight. The Bylaws of the Company provide for two classes of Directors, as nearly equal in number as possible, with each class serving for a term of two years. At the 2002 Annual Meeting, the terms of Erin E. MacDonald, William J. Raggio, Charles L. Ruthe, and Albert L. Greene will expire. The Company's Board of Directors has nominated Erin E. MacDonald, William J. Raggio, Charles L. Ruthe and Albert L. Greene for re-election to the Board for two-year terms and until their successors are duly elected and qualified. Each of the nominees has consented to being named herein and to serve if elected. The Company does not know of anything that would preclude any nominee from serving if elected. If any nominee becomes unable to stand for election as a Director at the meeting, an event not now anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee for Director and each continuing Director is set forth below. The proxy holders named on the accompanying proxy card intend to vote the shares represented by each proxy authorizing votes for these nominees in favor of the nominees, and if cumulative voting is invoked, to distribute, in such proportion as they see fit, the votes represented by each such share among the nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

NOMINEES FOR ELECTION AS DIRECTORS

For Terms Expiring in 2004

        Erin E. MacDonald, 54, was a Director of the Company from 1992 to December 31, 2000 and was re-elected to the Board in May 2001. On February 9, 2001, Ms. MacDonald resigned her position as President and COO of the Company and took a partial retirement. She remains with the Company on a part-time basis as its Chief of Staff. She was Senior Vice President of Operations of the Company from the end of 1992 until 1994 at which time she assumed the position of President and Chief Operating Officer ("COO"). Ms. MacDonald has also served the Company in other capacities, including as Vice President of HMO Operations from 1984 to 1990; Vice President of HMO and Insurance Operations, from 1990 to 1992; President of one of the Company's HMO subsidiaries, Health Plan of Nevada, Inc. ("HPN") from 1985 to 1992; President of Sierra Health and Life Insurance Company, Inc. ("SHL"), one of the Company's insurance subsidiaries, from 1990 to 1992; and Director of the Company's northern Nevada HMO from 1983 to 1984. From 1980 to 1983, Ms. MacDonald was the Operations Manager of the Company's predecessor physician group. From 1995 to December 2000, Ms. MacDonald was a Director of CII Financial, Inc. ("CII"), a wholly-owned subsidiary of the Company.

        William J. Raggio, 75, has been a Director of the Company since 1984. He has been a State Senator of Nevada since 1972 and was National Chairman of the American Legislative Exchange Council in 1993. He is currently a Director of Archon Corporation, formerly known as Santa Fe Gaming Corporation, a corporation which operates The Pioneer Hotel and Casino in Laughlin, Nevada. Since 1991, Mr. Raggio has been a shareholder in the law firm of Jones-Vargas (formerly Vargas & Bartlett). He previously served as Washoe County, Nevada District Attorney from 1958 to 1970 and was President of the National District Attorneys Association in 1967-1968. He was a senior partner in the law firm of Raggio, Wooster & Lindell, Ltd. from 1970 to 1991. Mr. Raggio also served as a Director of the Las Vegas Sands, Inc., which operates the Venetian Resort, Hotel & Casino, from November 1997 until March 31, 2000.

        Charles L. Ruthe, 67, has been a Director of the Company and Chairman of the Board of Directors of HPN since 1984. He was also a member of the Board of Directors of one of the Company's predecessors. Mr. Ruthe has been the owner since 1975 of Charles L. Ruthe and Associates, Inc., a real estate brokerage firm in Las Vegas, Nevada, and served as its President until 1988 at which time he assumed the position of Chairman of the Board. Mr. Ruthe held the position of Consultant to Boyd Gaming Corporation, a corporation which operates several Nevada hotel/casinos, from January 1997 to June 1999. From 1988 through 1996, he served as President and a Director of Boyd Gaming Corporation. From 1995 through

1996, he served as President and a Director of Boyd Development Corporation, a subsidiary of Boyd Gaming Corporation. He was a Director of First Interstate Bank of Nevada from 1979 to 1983, Vice Chairman of the Board of Directors of First Western Financial Corporation, the parent company of a savings and loan company, from 1985 to 1991, and was President of the Nevada State Chamber of Commerce in 1977. Mr. Ruthe served on the Board of Directors of Pioneer Citizens Bank of Nevada from January 1998 to November 1999.

        Albert L. Greene, 52, has been a Director of the Company since August 10, 2000. Mr. Greene is currently Chief Executive Officer of Queen of Angels—Hollywood, Presbyterian Medical Center. From 1998 to 2001 he served as Chairman of the Board and Chief Executive Officer of HealthCentral.com, a provider of healthcare e-commerce to consumers through a network of sites on the Internet. He also served as President of HealthCentral.com from July 1998 to November 2000. In October 2001, HealthCentral.com and its wholly-owned subsidiaries filed voluntary petitions for protection under the United States Bankruptcy Code. From May 1990 to February 1998, Mr. Greene served as President of Alta Bates Medical Center, a hospital in Berkeley, California. From January 1996 to July 1998, Mr. Greene served as Chief Executive Officer of the East Bay Service Area of Sutter Health, a healthcare provider. He presently serves on the Board of Directors of Quadramed Corporation, a developer of healthcare software and services. Mr. Greene received a B.A. in Psychology from Ithaca College and an M.H.A. in Hospital Administration from the University of Michigan.

        The Board of Directors recommends that the Company's stockholders vote FOR the election of Erin E. MacDonald, William J. Raggio, Charles L. Ruthe and Albert L. Greene as Directors of the Company.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING

        Anthony M. Marlon, M.D., 59, has been the Chief Executive Officer and a Director of the Company since its inception in 1984. In 2001, in connection with Erin MacDonald relinquishing her post as President and Chief Operating Officer, Dr. Marlon assumed a large portion of Ms. MacDonald's responsibilities. Dr. Marlon also served as President until 1994 and held similar executive positions with several of the Company's predecessors dating back to 1972, the year of inception of the Company's predecessor physician group. In those capacities, he organized and managed the Company's predecessor physician group, ambulatory surgical facility, management company and HPN. Dr. Marlon has served on the board of the American Association of Health Plans since 1997. Dr. Marlon has served as Associate Professor of Medicine at the University of Nevada School of Medical Sciences since 1975 and held positions as Chief, Division of Cardiology, and Medical Director, Cardiac Rehabilitation, of University Medical Center of Southern Nevada from 1972 to 1985, Clinical Associate of the Department of Medicine at the University of Arizona from 1973 to 1979 and Clinical Associate Professor, Department of Medicine, Tulane University, New Orleans from 1973 to 1977. Dr. Marlon is a board-certified specialist in internal medicine and cardiovascular diseases. In 1967, Dr. Marlon received his M.D. from State University of New York and completed his internship, residency and cardiology fellowship at Stanford University. In 1986, Dr. Marlon was appointed to the Federal Task Force on Long Term Health Care Policies by Dr. Otis R. Bowen, then Secretary of Health and Human Services. In July 1988, Dr. Marlon was appointed to the Board of Trustees of the Nevada Development Authority, a non-profit organization dedicated to the expansion and diversification of the southern Nevada business community.

        Thomas Y. Hartley, 68, has been a Director of the Company since 1992. Mr. Hartley has been Chairman of the Board of Southwest Gas Corporation since 1997 and has been on its Board since 1991. He has also served on the Board of Directors of Ameritrade Holdings Corporation since November 1996 and on the Board of Directors of the Rio Suite Hotel & Casino, Inc. from 1990 to 1998. Mr. Hartley was associated with Deloitte Haskins & Sells (now Deloitte & Touche LLP) from 1959 until his retirement in 1988 as area managing partner in charge of Las Vegas, Reno, Phoenix, and Tucson. Mr. Hartley, who obtained his degree in business from Ohio University in 1955, is a Certified Public Accountant. He is active in many Las Vegas civic and charitable organizations.

        Anthony L. Watson, 61, has been a Director of the Company since March 1, 2000. He has been Chairman and Chief Executive Officer of HIP Health Plan of New York since 1991. In June 2000, Mr. Watson was named Chairman of the American Association of Health Plans and served in this position until January 2002. From 1966 to 1970, he was Supervising Public Health Advisor at the Center for Disease Control of the United States Department of Health, Education and Welfare. From 1970 to 1976, he was Deputy Director of the New York City Comprehensive Health Planning Agency and from 1976 to 1985, its Executive Director. From 1972 to 1974, he also was an instructor in health planning at the Herbert J. Lehman College of the City of New York. Mr. Watson is currently President of the HIP Foundation, which provides overall strategic direction for the HIP system. In 1999, Mr. Watson was named by President Clinton to serve as a member of the National Bipartisan Commission on the Future of Medicare. Mr. Watson served as Chairman of the Board of Directors of HIP Health Plan of New Jersey from 1991 to 1999. In September 1998, the New Jersey Department of Banking and Insurance placed the plan under administrative supervision due to its financial condition. The plan voluntarily entered into rehabilitation under the supervision of the State. Ultimately, the State rejected all plans for rehabilitation and decided to liquidate the plan, close its medical centers and have all members choose alternative health care carriers via open enrollment. The plan is now in the final stages of liquidation supervised by the State of New Jersey.

        Michael E. Luce, 51, has been a Director of the Company since August 10, 2000. Mr. Luce is currently President of the Walters Group, a Las Vegas-based holding company for diversified investments and business ventures in the areas of real estate and recreation. From 1991 to 1997, Mr. Luce was the Director of Finance for Bigelow Companies. Between 1985 and 1991, Mr. Luce was engaged in financial consulting and development in Nevada, Idaho and Hawaii. From 1981 to 1985 he was Vice President of Commercial Lending at Idaho Bank and Trust and from 1972 to 1981 he was a Commercial Loan Officer of First National Bank of Nevada in Reno, Nevada. Mr. Luce received a B.S. in Business Administration from the University of Nevada Reno.

EXECUTIVE OFFICERS OF THE COMPANY

        The executive officers of the Company are appointed annually by the Board of Directors of the Company and serve at the discretion of the Board. The current executive officers of the Company, other than Dr. Marlon (who is described above), their respective ages and positions, and certain other information with respect to each of them, are set forth below:

Name	Age	Position
Jonathon W. Bunker	43	Sr. Vice President, Managed Healthcare Division
Frank E. Collins	48	Sr. Vice President, Legal and Administration and Secretary
William R. Godfrey	57	Exec. Vice President, Administrative Services
Laurence S. Howard	46	Sr. Vice President, Program Office
Michael A. Montalvo	57	Vice President, Customer Service
Paul H. Palmer	41	Vice President, Finance, Chief Financial Officer and Treasurer
Marie H. Soldo	61	Exec. Vice President, Government Affairs and Special Projects

        Jonathon W. Bunker joined the Company in 1996 as Vice President, HMO and Insurance Operations and serves as President of HPN, SHL, and the Company's administrative service subsidiary, Sierra Health-Care Options, Inc. In January 1997, as the result of an acquisition made by the Company, Mr. Bunker became President of Prime Holdings, Inc., as well as President of its four subsidiaries: Med One Health Plan, M.E.G.A., Inc., Prime Health, Inc., and Elias F. Ghanem, Ltd. Mr. Bunker served as President of Family Healthcare Services, Family Home Hospice, Inc., and Sierra Home Medical Products, Inc. from February 1998 to February 2000. In March 2000, Mr. Bunker was appointed Senior Vice

President, Managed Healthcare Division, which encompasses all of Sierra's managed health care and group practice management operations, including responsibility for sales and marketing, in both Texas and Nevada. Prior to joining the Company, he served as Vice President of John Alden Horizon Health from 1989 to 1996 and Vice President of Prime Health from 1988 to 1989. From 1984 to 1988, Mr. Bunker was Vice President of SHL. From 1982 to 1984, he was a Staff Accountant with Deloitte & Touche LLP (formerly Deloitte Haskins & Sells). Mr. Bunker received his degree in accounting in 1982 from Utah State University.

        Frank E. Collins joined the Company in 1986 as General Counsel and Secretary. In 1997 he was also appointed Executive Vice President. In 2001, in connection with the increased responsibilities he assumed as a result of Ms. MacDonald's partial retirement, he was promoted to the position of Senior Vice President, Legal and Administration and Secretary. From 1981 to 1986, Mr. Collins was employed by Blue Cross and Blue Shield of Kansas City, originally as Staff Legal Counsel and in early 1986 as Associate General Counsel. Mr. Collins also served as counsel for the Missouri Division of Insurance from 1979 to 1981, where he was responsible for providing legal advice on insurance-and HMO-related regulatory issues. Mr. Collins received his Juris Doctorate in 1979 from the University of Missouri at Kansas City School of Law and is a member of the Missouri Bar Association.

        William R. Godfrey was with the Company when it began operations in 1984 as Vice President of Health Delivery Finance. He currently serves as Executive Vice President of Administrative Services and is responsible for directing the Company's facilities and print-shop activities. In addition, Mr. Godfrey is responsible for overseeing all property development and construction as well as all commercial leasing for the Company and its subsidiaries. He previously served as the Controller of the Company's predecessor physician group from 1974 to 1984.

        Laurence S. Howard joined the Company in 1986 as HMO Project Manager. From 1986 to 1987, he also served as Director of Operations for HPN. His other positions with the Company have been as Vice President and Chief Operating Officer of HPN and SHL from 1987 to 1990; Assistant Vice President, HMO and Insurance Operations from 1990 to 1992; President of HPN and SHL from 1992 to 1996 as well as Vice President of HMO and Insurance Operations. From 1996 to February 2000, Mr. Howard served as Senior Vice President of HMO and Insurance Operations. In March 2000, Mr. Howard was appointed Senior Vice President, Program Office and Information Technology. In addition to monitoring the restructuring initiatives of our Texas operations, he also has responsibility for Information Technology.

        Michael A. Montalvo joined the Company as Vice President of Marketing and Sales in 1993. In March 2000, Mr. Montalvo was appointed Vice President of Customer Service, which includes the day-to-day management of claims, member and group services and customer complaint resolutions. Prior to joining the Company, he held several positions, including Sales Director, for The Travelers, an insurance company in southern California, from 1991 to 1993, and Senior Vice President for Managed Health Network, an employee assistance program and managed care mental health company, from 1990 to 1991. From 1986 to 1990, he was employed by Equicor, Inc., an employee benefits company, where he was in charge of the California sales and marketing efforts with respect to managed care indemnity, preferred provider organization and HMO products. From 1963 to 1986, Mr. Montalvo also held various positions with The Equitable Life Insurance Company, ultimately becoming the financial officer responsible for underwriting, contracts, proposals and management information systems for the western and west-central regions.

        Paul H. Palmer joined the Company in 1993 as the Finance Director for one of the Company's subsidiaries, Southwest Medical Associates, Inc. In 1994, he became the Assistant Vice President and Corporate Controller of the Company. In April 1998, Mr. Palmer was appointed Vice President, Finance, Acting Chief Financial Officer and Treasurer of the Company. In November 1998, he became the Chief Financial Officer. Prior to joining the Company, Mr. Palmer was a Manager at Deloitte & Touche where he worked from 1988 to 1993. Mr. Palmer received a Masters Degree in Business Administration and a Masters of Accountancy from Brigham Young University and is a certified public accountant.

        Marie H. Soldo joined the Company in 1984 as Vice President of Planning and Development. In 1988, she was appointed Vice President of Government Affairs and Special Projects, and in 1997 she was appointed Executive Vice President of Government Affairs and Special Projects. From 1981 to 1984, Ms. Soldo was a Branch Chief in the Division of Qualification, Office of Health Maintenance Organizations, United States Department of Health and Human Services in Rockville, Maryland. Her responsibilities included evaluating applications for HMO qualification and directing the development of qualification standards for HMO and other health plans seeking contracts with the Health Care Financing Administration. From 1978 to 1981, Ms. Soldo was a Regional HMO Program Consultant for the U.S. Department of Health and Human Services in San Francisco, California where she was responsible for promoting HMO development, monitoring operations and funding developing HMOs in the region.

Meetings of the Board of Directors and Committees

        During the fiscal year ended December 31, 2001, the Board of Directors held six meetings.

        The Company's Audit Committee held four meetings during the fiscal year ended December 31, 2001. The current members of the Audit Committee are Messrs. Ruthe, Raggio, Hartley, Watson, Luce and Greene. The Audit Committee is governed by a written charter approved and annually adopted by the Board of Directors. The Company's Board of Directors has determined that the members of the Audit Committee are independent within the meaning of the New York Stock Exchange's listing standards. The principal functions of the Audit Committee currently are to 1) monitor the integrity of the Company's financial reporting process; 2) review with management and the Company's independent certified public accountants the scope, procedures and results of the various audits conducted during the year and related management policies; 3) discuss with management and the Company's independent certified public accountants the Company's annual financial statements; 4) review fees paid to and the scope of services provided by the Company's independent certified public accountants; and 5) monitor the independence and performance of the Company's independent auditors and internal audit department. In addition, the Audit Committee reviews the scope of work and findings of the Company's internal audit department. The Audit Committee is the principal liaison between the Board of Directors and the Company's independent certified public accountants.

        The Company's Compensation Committee held four meetings during the fiscal year ended December 31, 2001. For 2001, the members of the Company's Compensation Committee were Messrs. Ruthe, Raggio, Hartley, Watson, Luce and Greene. The members of the subcommittee of the Compensation Committee, which made determinations regarding compensation intended to qualify as "performance-based" under Section 162(m) of the Internal Revenue Code, were Messrs. Ruthe, Hartley, Watson, Luce and Greene. The principal function of the Compensation Committee is to make recommendations concerning the Company's compensation programs, including the Company's 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus, benefit, and incentive plans.

        The Company's Stock Plan Committee held two meetings during the fiscal year ended December 31, 2001. For 2001, the members of the Company's Stock Plan Committee were Messrs. Ruthe, Raggio, Hartley, Watson, Luce and Greene. The members of the subcommittee of the Stock Plan Committee, which made determinations regarding option grants intended to qualify as "performance-based" under Section 162(m) of the Internal Revenue Code, were Messrs. Ruthe, Hartley, Watson, Luce and Greene. The function of the Stock Plan Committee is to administer the Company's stock-based incentive programs, including the 1985 Employee Stock Purchase Plan, the 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus and incentive plans.

        Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and meetings of committees of which the director was a member, except for Mr. Raggio.

        The Board of Directors does not have a Nominating Committee. The Board will consider nominees for election to the Board of Directors recommended by the Company's stockholders. All such recommendations, which must include appropriate biographical information, for the Company's next annual stockholders meeting in May 2003 should be submitted in writing to the Secretary at the Company's principal executive offices no later than December 19, 2002.

        The following Compensation Committee Report on Executive Compensation, Audit Committee Report and Comparative Stock Performance Graph shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference into such filing.

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of non-employee Directors, is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies. In addition, the Committee has the authority to determine the annual compensation to be paid to the Chief Executive Officer and the Company's other executive officers. During 2001, the six non-employee Directors who served on the Committee also served as the Company's Stock Plan Committee, which administered the Company's stock-based incentive compensation plans. In some cases compensation decisions with respect to the Chief Executive Officer and certain other executive officers are subject to the approval of a subcommittee of the Compensation Committee and the Stock Plan Committee, the five members of which qualify as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code (discussed below). References to the Committee herein include actions that were authorized by the subcommittee.

        The fundamental objectives of the Company's executive compensation programs are: 1) to attract and retain superior individuals critical to the long-term success of the Company; 2) to promote the achievement of the Company's annual and long-term strategic goals; 3) to reward performance; and 4) to tie executives' interests to the success of the Company to further encourage their efforts to increase value to stockholders.

        To meet these objectives, the Company's executive compensation program currently is structured to include base salary, annual bonus, long-term incentive compensation in the form of stock options and restricted stock units, and certain retirement, severance, and insurance benefits, as well as various other benefits that are generally available to all employees of the Company, including medical, retirement, and employee stock purchase plans. In addition, the Committee may make discretionary bonus awards from time to time in recognition of specific accomplishments.

        In implementing the Company's compensation programs, the Committee's general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code. Section 162(m), under certain circumstances, disallows a public company's tax deduction for certain compensation paid to the chief executive officer and the four other most highly compensated executive officers serving at year-end to the extent that compensation exceeds $1 million in any tax year. Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap, and therefore remains fully deductible. The Committee has taken steps to ensure that annual incentive compensation payable to the Chief Executive Officer, as well as compensation resulting from stock options granted to all executive officers, qualify as "performance-based" compensation and are, therefore, fully deductible by the Company. The regulations under Section 162(m) impose a number of technical requirements in order for such compensation to qualify as "performance-based." In addition, restricted stock unit grants do not currently qualify as "performance-based" compensation, although any limit on deductibility for these awards will only arise in the year in which they are settled. There can be no assurance that compensation in excess of $1 million paid to any executive officer will be fully deductible under Section 162(m). In addition, preserving deductibility under Section 162(m) is only one of the Committee's considerations in implementing the Company's executive compensation program, and generally is not the most important consideration. The Committee (or the Board of Directors) may conclude that compliance with Section 162(m) in connection with any one element of compensation interferes with more important objectives of the Company or imposes burdens or costs which outweigh the benefit of preserving full tax deductibility under Section 162(m).

Total Compensation Levels

        The Committee intends that an executive officer's targeted compensation will represent competitive compensation as compared to organizations that compete with the Company for executive talent. In this way, the Company's executive compensation program can promote long-term service by executives, reduce the risk that talented and experienced executives will be recruited away from the Company, and reward outstanding performance. To accomplish this, the Committee intends that total targeted direct compensation will be competitive with average compensation payable by comparable companies, with the understanding that performance-based incentive compensation, particularly long-term incentive compensation tied to the value of Common Stock, will have the potential to provide above-average compensation when performance exceeds competitive levels. However, with respect to the Chairman of the Board and Chief Executive Officer, whose role and performance is critical to the Company, the Committee has set targeted total direct compensation at above-average levels. Companies used for comparison purposes in setting compensation are not necessarily the same companies used in the performance graph appearing below in this Proxy Statement. The Company from time to time engages the services of a nationally recognized compensation consulting firm to review its executive compensation program and to survey comparable healthcare companies and published industry averages to help the Committee assess the implementation of its policies.

Cash Compensation

        Each year, the Committee reviews the Chief Executive Officer's base salary and sets the amount. In 2001, the Committee asked its compensation consultant to perform an in-depth study and market analysis of the Chief Executive Officer's total compensation and elements thereof. The Committee takes this step from time to time (but not every year) to ensure that it has accurate information as to competitive levels of compensation for particular executive positions. The Committee obtained a similar study for one other executive officer. For other executive officers, the Committee may also consider competitive compensation data, but generally makes a subjective assessment in setting a permissible range of salary increases and allows the Chief Executive Officer to set actual salaries within those parameters based on each officer's individual performance and achievement of both Company and individual goals. For all executives, the Committee also considers the Company's policy governing annual "merit" salary increases for employees generally.

        In 2001, the Committee determined to increase the Chief Executive Officer's base salary to an amount representing a level above the 75th percentile but below the top of the range of reasonable salary levels determined by the compensation consulting firm. The Committee sought to establish a base salary level consistent with the Chief Executive Officer's primary role in creating value for the Company, and which would reflect his increased duties assumed in connection with the President and Chief Operating Officer's retirement from those positions. The Committee also increased the other executive officers' salaries for 2001 based on additional responsibilities in some cases, to target salaries at competitive levels in relation to market benchmarks, and in accordance with merit increases authorized at the end of 2000 in a range of 0% to 3%. For 2002, the Committee authorized no merit increases in executive salaries on the basis that any compensation increase at this time should be in the performance-based compensation components.

        The annual incentive bonus payment for the Chief Executive Officer and the other executive officers under the Company's Cash Bonus Program is intended to reward key employee performance for assisting the Company in achieving financial success and maximizing stockholder value. For 2001, the Committee determined that annual incentive bonuses would be payable based on achievement of a targeted level of earnings per share, with additional and varying performance measures specified for each executive officer. For this purpose, earnings per share was to be measured excluding acquisition-related charges and certain other charges, including non-operating and unusual charges, and positive and negative effects of acquisitions completed in 2001. Achievement of the targeted earnings level was necessary in order to fund the bonus pool, from which annual incentive bonuses would be paid out. Based on job position, eligible employees are placed into specific categories, each of which is entitled to a payout from the bonus pool up to a maximum amount, expressed as a percentage of base salary. The target annual incentive for the Chief Executive Officer represents a higher percentage of base salary than that for other executive officers, consistent with the Committee's view that Company performance more closely reflects the Chief Executive Officer's individual performance. The Committee authorized a potential bonus of 100% of base salary for the Chief Executive Officer and amounts ranging from 20% to 60% of base salary for other eligible executive officers. In 2001, the Company's earnings per share, as adjusted, reached the level necessary to fund the annual incentive pool. In addition, other performance measures were met at relatively high levels as well, particularly relating to increasing cashflows and earnings, reducing debt and improving leverage ratios, and increases in stockholder value and customer satisfaction. Accordingly, annual incentive bonuses were paid to named executive officers and other eligible employees under the bonus program at the higher end of their respective ranges.

        The Committee has retained authority to grant bonuses apart from the Cash Bonus Program described above. With respect to executives other than the Chief Executive Officer, the Committee has authorized the Chief Executive Officer to make recommendations regarding such bonuses. In years in which there remains unallocated amounts in the bonus pool resulting from performance in excess of targeted levels, such bonuses may be paid to those employees who have demonstrated a high level of service, particularly in projects requiring extraordinary efforts of management and projects which result in non-budgeted profitable top-line growth.

        During 2001, the Committee reviewed the Company's progress in a number of initiatives established in the latter half of 2000 intended to spark a substantial turn around in the Company's performance. The Committee authorized special recognition/project pay bonuses for executives who had contributed substantially to the success of these initiatives. In recognition of the Chief Executive Officer's leadership role in these projects and his undertaking additional responsibilities in the transition in duties of the former President and Chief Operating Officer, the Committee authorized a special recognition/project pay bonus of $450,000.

Stock-Based Compensation

        The long-term stock-based incentive plans offered by the Company are designed to tie the officers' interests directly to those of the stockholders. As stated above, the Committee intends that such plans will provide compensation opportunities, resulting from growth in share value, that are potentially above industry averages. For 2001, such long-term incentives were provided under the 1995 Long-Term Incentive Plan (the "1995 Plan"), approved by stockholders in 1995 and again upon its amendment in 1998. The 1995 Plan authorizes the Stock Plan Committee to use a range of long-term incentive devices to motivate, attract, and retain high quality executive talent. For 2001, the Stock Plan Committee primarily granted stock options to executives, based on its conclusion that options directly link compensation to appreciation in share value from the date of grant onward, and do so at lower cost than other types of awards. As discussed below, the Committee also granted restricted stock units to two executive officers.

        During 2001, the Committee granted options to executive officers based on its assessment of the appropriate target level of total direct compensation for the executive and the corresponding value of the long-term compensation component bearing in mind the objective to weight long-term compensation more heavily and provide an opportunity for above-average compensation to flow from above-average Company performance. The Committee relies in part on accepted option valuation methodologies in assessing the value of options as a component of total direct compensation. The Stock Plan Committee considers other factors as well in making grants, including the individual's past and current performance, compliance with stock ownership requirements under the Executive Stock Ownership Program, and other subjective factors. In 2001, the Stock Plan Committee did not assign any particular weighting to these considerations.

        In the case of the Chief Executive Officer, the Committee concluded, based on a detailed review of the competitiveness of his direct compensation by the compensation consultant, that the level of long-term incentive compensation in 2000 was substantially below competitive levels. The Committee determined to substantially increase the level of this long-term incentive opportunity, which was reflected in the grant in 2001 of stock options and restricted stock units. The Committee established a range for the long-term incentive compensation based on the average ratio of annual salary to long-term compensation found to be market practice for chief executives of comparable organizations. This methodology did not seek to peg the long-term incentive component to a particular percentile of long-term compensation levels offered by comparable companies, but instead applied the average market ratio to the level of annual salary established for the Chief Executive Officer, as discussed above.

        The Executive Stock Ownership Program, which began in 1995, requires that certain stock ownership levels be reached and maintained by executive officers of the Company. Ownership requirements are determined by the executive's base salary at date of hire or promotion date. Once the initial goal is met after three years, the executive's ownership requirement is modified annually to tie it to his/her next year's salary and then-current market prices of Company stock. Longer time periods are allowed for executives to reach required ownership levels if the levels rise due to larger stock price movements. Executives other than the Chief Executive Officer are required to acquire stock or hold vested stock options equal in value to the executive's targeted salary. The Chief Executive Officer is required to maintain stock ownership (determined on the same basis) equal in value to four times his target salary.

Other Benefits

        As discussed above, the Committee intends that the level of Company benefits be in line with those of comparable publicly traded companies. The scope of these benefit programs for executives in 2001 was not materially changed from the prior year.

Chief Executive Officer Compensation

        The Committee set the Chief Executive Officer's 2001 base salary at $876,363, which became effective part way through the year. The considerations affecting the Committee's determination with respect to the Chief Executive Officer's salary are discussed above. The Committee authorized an annual bonus of up to 100% of the CEO's salary based on pre-tax operating income, subject to meeting a specified earnings per share target. Because the Company's earnings per share goals were exceeded by over 25%, and in view of other financial performance achieved by the Company, the Committee recommended that an annual bonus award be made to the CEO for the year 2001 in the amount of $841,300, which was approximately 96% of his potential authorized bonus. The Committee separately authorized a special recognition/project pay bonus, as discussed above. In keeping with the Committee's view that a significant portion of Chief Executive Officer compensation should be tied to the Company's future performance, stock options provide a component of compensation which offers above-average compensation opportunities tied to growth in share value. The Chief Executive Officer was granted options to purchase 486,272 shares in 2001 under the 1995 Plan. Such options have stated terms of ten years, and an exercise price per share equal to 100% of the fair market value per share on the date of grant. The long-term incentive component of compensation for 2001 also included a grant of 204,680 restricted stock units which vest 50% in July 2003 and 50% in January 2004. The Stock Plan Committee's considerations in making these grants are discussed above.

        The tables which follow, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

CHARLES L. RUTHE, CHAIRMAN, COMPENSATION COMMITTEE
WILLIAM J. RAGGIO
THOMAS Y. HARTLEY
ANTHONY L. WATSON
MICHAEL E. LUCE
ALBERT L. GREENE

Audit Committee Report

        The Audit Committee reports as follows with respect to the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2001 (the "2001 Financial Statements"). The Audit Committee has (i) reviewed and discussed with management the 2001 Financial Statements; (ii) discussed with Deloitte & Touche LLP, the Company's independent certified public accountants, the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) which include, among other items, matters related to the conduct of the audit of the 2001 Financial Statements; and (iii) received from Deloitte & Touche LLP disclosures and the letter regarding their independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with Deloitte & Touche LLP that firm's independence. Based on the foregoing review and discussions, the Audit Committee has recommended to the Board of Directors that the 2001 Financial Statements as audited by Deloitte & Touche LLP be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The Company's Board of Directors has determined that the members of the Audit Committee are independent within the meaning of the New York Stock Exchange's listing standards.

CHARLES L. RUTHE, CHAIRMAN, AUDIT COMMITTEE
WILLIAM J. RAGGIO
THOMAS Y. HARTLEY
ANTHONY L. WATSON
MICHAEL E. LUCE
ALBERT L. GREENE

Audit Fees

        The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $594,500.

Financial Information Systems Design and Implementation Fees

        The Company did not engage Deloitte for professional services for information technology services relating to financial information systems design and implementation during the year ended December 31, 2001.

All Other Fees

        The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the year ended December 31, 2001, were $450,880 and can be sub-categorized as follows:

  Audit Related Fees. The aggregate fees for services rendered by Deloitte for audits of the Company's Statutory financial statements, audits of the Company's employee benefit plans, attestations and agreed-upon procedures, and audits of the Registration Statement on Form S-4 of CII Financial, Inc., a wholly-owned subsidiary of the Company, filed with the SEC which became effective on May 2, 2001. Audit Related Fees were $304,650.

  Tax Related Services. The aggregate fees for services rendered by Deloitte related to tax planning and compliance as well as the annual review of the Company's tax filings were $70,243.

  Other Fees. The aggregate fees for all other services, such as consultation on improving business and operational processes and regulatory matters, rendered by Deloitte in the 2001 fiscal year was $75,987.

        The Audit Committee has determined that the above non-audit services are compatible with maintaining Deloitte's independence.

        The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a group of peer companies over the same period (the "2001 Peer Group") (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index, and the 2001 Peer Group on December 31, 1996, and reinvestment of all dividends).

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG SIERRA HEALTH SERVICES, INC., THE S & P 500 INDEX,
THE 2001 PEER GROUP AND THE PRIOR PEER GROUP (1)

*$100 INVESTED ON 12/31/96 IN STOCK OR INDEX-
INCLUDING REINVESTMENTS OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

(1)
The 2001 Peer Group consists of: Coventry Corp., Health Net Inc. (formerly Foundation Health Corporation), Humana, Inc., Mid Atlantic Medical Services, Inc., Oxford Health Plans, and Pacificare Health Systems, Inc. Except for the elimination of Maxicare Health Plans, Inc., due to its bankruptcy filing under Chapter 11, and United Healthcare Corporation due to its size and national presence which make it inappropriate as a peer company, the 2001 Peer Group is the same as the 2000, 1999 and 1998 Peer Groups.

Compensation of Executive Officers

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2001, 2000, and 1999, of (a) the Chief Executive Officer during the 2001 fiscal year and (b) each of the four most highly compensated executive officers, other than the Chief Executive Officer, for the 2001 fiscal year (hereinafter collectively referred to as the "named executives"):

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Restricted Stock award(s) ($)		Securities Underlying Options/SARs (#)(2)	All Other Compensation ($)(3)
Anthony M. Marlon, M.D. Chairman, Chief Executive Officer	2001 2000 1999	792,993 655,200 654,320	1,291,300 0 327,600	1,172,816	(4)	486,272 365,000 150,000	69,595 57,318 99,487	(6)
Frank E. Collins Sr. Vice President, Legal & Admin & Secretary	2001 2000 1999	271,186 235,664 235,329	249,700 0 58,916	227,527	(5)	128,120 175,000 75,000	23,649 24,785 26,746	(7)
Jonathon W. Bunker Senior Vice President, Managed Healthcare Div.	2001 2000 1999	308,671 288,161 233,148	150,000 0 81,689			115,000 150,000 75,000	19,812 19,489 21,351	(8)
Paul H. Palmer Vice President, Finance, CFO & Treasurer	2001 2000 1999	248,471 210,002 198,970	181,000 7,500 52,500			130,000 150,000 75,000	27,832 17,437 31,019	(9)
Laurence S. Howard Senior Vice President, Program Office	2001 2000 1999	269,612 256,720 64,272	134,500 0 263,521			65,000 150,000 75,000	23,733 27,517 26,981	(10)

(1)
Amounts shown include cash compensation earned and received by the named executives as well as amounts earned but deferred at the election of those officers.

(2)
The numbers represent shares underlying options. No stock appreciation rights ("SARs") were granted or outstanding during the periods covered by the table.

(3)
The amounts reflected as compensation to executives resulting from split-dollar insurance policies purchased in 1997 are calculated based on regulations of the SEC. The regulations require compensation to be calculated on the assumption that most of the premiums paid by the Company represent a long-term, no-interest loan to the executive. This assumption results in high compensation expense being shown in early years of the expected life of each policy and lower expense in later years, while in fact the cash surrender value of such a policy to the executive is very low in the early years and higher in the late years. Moreover, the amounts reflected as compensation to the named executives from such policies substantially exceed the Company's compensation expense resulting from such policies, which for 2001 totaled $15,152.

(4)
204,680 restricted stock units were granted to Dr. Marlon on May 21, 2001, at which date the closing price per share was $5.73. Fifty percent of these restricted stock units will vest on each of July 21, 2003 and January 21, 2004. At December 31, 2001, the aggregate market value of these restricted stock units was $1,657,908.

(5)
39,708 restricted stock units were granted to Mr. Collins on May 21, 2001, at which date the closing price per share was $5.73. Fifty percent of these restricted stock units will vest on each of July 21, 2003 and January 21, 2004. At December 31, 2001, the aggregate market value of these restricted stock units was $321,635.

(6)
This amount includes $7,517 which was contributed by the Company to the Company's Profit Sharing/401(k) Plan and Trust (the "401(k) Plan") on behalf of Dr. Marlon. The 401(k) Plan is the primary retirement vehicle available to the Company's employees. Also included in this amount is $62,078, which represents compensation from a split-dollar life insurance policy.

(7)
This amount includes $7,621, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Collins, and $16,028, which represents compensation from a split-dollar life insurance policy.

(8)
This amount includes $7,597, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Bunker and $12,215, which represents compensation from a split-dollar life insurance policy.

(9)
This amount includes $8,200, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Palmer and $19,632, which represents compensation from a split-dollar life insurance policy.

(10)
This amount includes $7,722, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Howard and $16,011, which represents compensation from a split-dollar life insurance policy.

Stock Options

        The following table contains information concerning the grants of stock options to the named executives during fiscal year 2001:

OPTION/SAR GRANTS IN FISCAL YEAR 2001

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in 2001
Name			Exercise or Base Price ($/Share)	Expiration Date
					5% ($)	10% ($)
Anthony M. Marlon, M.D	426,272(2)(6)	20.80	5.73	5/20/2011	1,535,568	3,891,123
Anthony M. Marlon, M.D	60,000(3)(6)	2.93	8.93	12/09/2011	336,962	853,927
Frank E. Collins	83,120(2)(6)	4.06	5.73	5/20/2011	299,425	758,741
Frank E. Collins	45,000(4)(6)	2.20	8.93	12/09/2011	252,721	640,445
Jonathon W. Bunker	75,000(5)(6)	3.66	5.73	5/20/2011	270,267	684,911
Jonathon W. Bunker	40,000(4)(6)	1.95	8.93	12/09/2011	224,641	569,285
Paul H. Palmer	85,000(5)(6)	4.15	5.73	5/20/2011	306,303	776,232
Paul H. Palmer	45,000(4)(6)	2.20	8.93	12/09/2011	252,721	640,445
Laurence S. Howard	50,000(5)(6)	2.44	5.73	5/20/2011	180,178	456,607
Laurence S. Howard	15,000(4)(6)	.73	8.93	12/09/2011	84,240	213,482

(1)
All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the option grant date. The exercise price may be paid by the optionee in cash or, if permitted by the Stock Plan Committee or subcommittee, by surrender of unrestricted shares of the Company's Common Stock (at their fair market value on the date of exercise).

(2)
These options were granted on May 21, 2001, and vest and are exercisable at the rate of 33 1/3% on each of January 21, 2002, July 21, 2002 and January 21, 2003, and will expire not later than ten years after grant.

(3)
These options were granted on December 10, 2001, and vest and are exercisable at the rate of 50% per year starting with the first anniversary date of the grant and will expire not later than ten years after grant.

(4)
These options were granted on December 10, 2001, and vest and are exercisable at the rate of 33 1/3% per year starting with the first anniversary date of the grant and will expire not later than ten years after grant.

(5)
These options were granted on May 21, 2001, and vest and are exercisable at the rate of 25% on each of August 21, 2001, May 21, 2002, May 21, 2003 and May 21, 2004, and will expire not later than ten years after grant.

(6)
All awards were non-qualified stock options granted pursuant to the Company's 1995 Long-Term Incentive Plan. No stock appreciation rights were granted with the above awards. Upon a change in control of the Company, as defined in the 1995 Plan, the vesting of the options will be automatically accelerated; provided, however, that the Stock Plan Committee may exclude a change of control transaction from the foregoing provisions and permit the option to continue to vest in accordance with its original terms. In addition, the options shown above will terminate and may no longer be exercised if the respective optionee ceases to be an employee or Director of the Company, except for certain post-termination exercise periods in the case of death, disability, or other involuntary termination other than termination for "cause." The options, together with certain gains realized upon exercise of the options during a specified period, will be subject to forfeiture if the optionee engages in certain acts in competition with the Company, misuses proprietary information of the Company, or fails to assist the Company in litigation. Cashless withholding to satisfy tax obligations may be permitted by the Stock Plan Committee.

Option Exercises and Holdings

        The following table provides information with respect to the named executives concerning the exercise of options during the fiscal year ended December 31, 2001, and unexercised options held as of December 31, 2001:

Aggregated Option/SAR Exercises in Fiscal Year 2001 and Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable(1)
Anthony M. Marlon, M.D.	-0-	-0-	158,000/838,272	321,550/2,286,465
Frank E. Collins	-0-	-0-	65,000/313,120	155,250/ 810,494
Jonathon W. Bunker	-0-	-0-	78,750/261,250	177,938/ 659,813
Paul H. Palmer	-0-	-0-	81,250/273,750	183,863/ 677,588
Laurence S. Howard	-0-	-0-	95,000/217,500	163,125/ 615,375

(1)
Based on the closing price of the Common Stock on December 31, 2001, which was $8.10, minus the exercise price of the option.

Employment Contracts and Termination of Employment and Change of Control Arrangements

        The term of employment covered by employment agreements is five years for the Chief Executive Officer ("CEO"), and ranges from one to five years for other executive officers. Under the agreements, an executive may voluntarily terminate employment upon 60 days' notice. The Company may terminate an executive's employment, with or without cause, in accordance with the Company's usual policies and procedures. The agreements provide that, in the event of a termination by the Company without cause, a severance payment will be paid in the amount of 24 months' salary to the Chief Executive Officer, and amounts up to 15 months' salary to other executives. In addition, in the case of any termination of employment other than for cause, the Company will generally provide health care benefits for a period equal to the length of the executive's service or until the executive is eligible for Medicare, whichever occurs first. The agreements provide that, for senior executives, a disability must continue for a specified period of time, up to a maximum of 12 months, before the Company may terminate an executive's employment. In the event of a change in control of the Company, the Chief Executive Officer will be entitled to terminate employment and receive a payment equal to four times his salary and target annual incentive. For executives other than the Chief Executive Officer, if a change in control is not approved by the Board of Directors, or if a change in control is approved by the Board but within two years thereafter the executive is terminated without cause, demoted, provided reduced compensation or required to relocate, the executive will be entitled to receive a payment equal to a multiple of salary and target annual incentive compensation. Such multiple will be approximately three in the case of senior executives, and lower multiples for less senior executives. In addition, if "golden parachute" excise taxes apply to compensation paid by the Company, the Company will provide a gross-up payment sufficient to cause the after-tax value of the compensation and the gross-up payment to the executive to be the same as if no such excise tax had applied. The employment agreements contemplate annual adjustments in compensation based on job duties, performance goals and objectives, and other reasonable standards deemed appropriate by the Committee. The agreements restrict each executive's use and disclosure of confidential information, interference with the Company's business relationships, and competition with the Company, including an agreement that, for a one-year period following any termination of employment, the executive is prohibited from working for any competitor which operates in Nevada.

        As described in footnote 6 to the table entitled Option/SAR Grants In Fiscal Year 2001, under certain circumstances the exercisability of options granted to named executives is accelerated in the event of certain changes in control of the Company.

Supplemental Executive Retirement Plan

        The following table shows the approximate amounts of annual retirement income that would be payable under the Supplemental Executive Retirement Plan (the "Supplemental Plan"), to executives covered by it based on various assumptions as to final average compensation and years of service, assuming benefits are paid out over 15 years:

	Estimated Annual Benefits Based on Credited Years of Service of
Final Average Compensation
	5 Years	10 Years	15 Years	20 Years	30 Years
$200,000	$34,875	$69,750	$104,625	$139,500	$139,500
400,000	67,500	135,000	202,500	270,000	270,000
600,000	101,250	202,500	303,750	405,000	405,000
800,000	135,000	270,000	405,000	540,000	540,000
1,000,000	163,125	326,250	489,375	652,500	652,500
1,200,000	195,750	391,500	587,250	783,000	783,000
1,500,000	244,688	489,375	734,063	978,750	978,750
2,000,000	326,250	652,500	978,750	1,305,000	1,305,000

        Final average compensation generally means the average of the three highest years of compensation out of the last five years, with compensation being generally the amounts reported as salary and bonus in the Summary Compensation Table.

        The Company's Supplemental Plan, provides retirement benefits for selected executive officers. Under the Supplemental Plan, each executive selected for participation generally will be entitled to receive annual payments, following retirement, disability, or certain other terminations of employment, for a 15-year period, equal to 3.75% of his or her "final average compensation" (as defined) for each year of service credited to the executive up to 20 years, reduced by an amount equal to the annualized payout over a 15-year period that would be payable to the executive as a result of Company contributions under the 401(k) Plan and the Deferred Compensation Plan (but not reduced for social security payments or other offsets). An executive's right to benefits under the Supplemental Plan vests when five years of service have been credited or earlier upon the executive's death or disability or upon occurrence of a change in control (defined in the same way as under other compensatory plans). Upon the death of the executive, benefits will be payable for the 15-year period to the executive's beneficiary. Benefits will begin after retirement at or after age 65, a termination at or after age 55 if the executive has ten years of credited service, or a termination due to disability. In the case of other terminations (except a termination for "cause," as defined) prior to a change in control, benefits will begin at the later of termination or the date the executive would have completed ten years of service but for the termination.

        Each of the executives named in the Summary Compensation Table above have been selected for participation in the Supplemental Plan. The credited years of service for such named executives are as follows: Dr. Marlon, 20 years; Mr. Collins, 19 years, Mr. Bunker, 9 years; Mr. Howard, 18 years; and Mr. Palmer, 12 years. An additional year of service will be credited in the event of a termination within six years after a change in control, and the year of service for the year of the change in control will be deemed completed at the time of the change in control. An executive's or beneficiary's benefits are payable in a lump sum in certain circumstances, including following a change in control.

        Other executives of the Company participate in the Supplemental Plan. In addition, there are other executives who participate in the Company's Supplemental Executive Retirement Plan II ("Plan II"). The terms of Plan II are substantially the same as those of the Supplemental Plan except that annual benefits are calculated at a rate reduced by one-third from the level of benefits under the Supplemental Plan. Thus, the amounts of annual retirement income shown in the above table, reduced by one-third, represent the estimated benefits generally available under Plan II.

Compensation Committee and Stock Plan Committee Interlocks and Insider Participation

        The members of the Compensation Committee and the Stock Plan Committee, each of whom is a non-employee Director, are Messrs. Ruthe, Raggio, Hartley, Watson, Luce and Greene. The members of the Compensation subcommittee and Stock Plan subcommittee are Messrs. Ruthe, Hartley, Watson, Luce and Greene.

        Mr. Raggio, who is not a member of either subcommittee, is a shareholder of Jones-Vargas, a Nevada law firm which during 2001 rendered legal services to the Company.

Director Compensation

        Directors who are not officers or employees of the Company are paid $18,000 per annum, plus a $1,000 meeting fee for meetings attended, including committee meetings of the Board. This policy applies to Messrs. Ruthe, Raggio, Hartley, Watson, Luce and Greene.

        The 1995 Non-Employee Directors' Stock Plan, as amended (the "Directors' Plan"), provides for an automatic grant to each non-employee Director of an option to purchase 7,500 shares of Common Stock. Such grants are made automatically on the date on which a person is first elected to the Board of Directors and on each January 20 thereafter (unless the initial grant occurred within four months prior to such date). The options' exercise price per share is equal to the fair market value of a share on the date of grant. Such options become exercisable (i) as to 20% of the underlying shares on each of the first five anniversaries of the date of grant, (ii) at the date six months prior to the expiration of a Director's term, if such Director continues to serve through such date and will reach age 78 before the expiration of the term, or (iii) immediately (a) if the Director ceases to serve due to death or disability, or (b) upon a change of control more than six months after grant. The options expire at the earliest of (i) ten years after grant, (ii) one year after the optionee ceases to serve as a Director due to death, disability or retirement or (iii) six months after the optionee ceases to serve as a Director for any other reason (the post-termination period is extended for up to one year if the optionee dies during such period). Options not exercisable at or before the time a Director ceases to be a Director are canceled. The Directors' Plan also permits a non-employee Director to elect to forego cash fees that are otherwise payable and receive instead the equivalent value in shares of Common Stock or credits of "deferred stock" that will be settled at a future date by issuance of Common Stock.

        Ms. MacDonald is a non-officer employee of the Company, and therefore not compensated separately for her service as a director. Until February 2001, she served as President and Chief Operating Officer of the Company, at which time she assumed part-time duties in the capacity of Chief of Staff. She is compensated under the terms of a five-year employment agreement that provides for base salary, currently at the rate of $222,810 per year, with eligibility for an annual incentive payment equal to 100% of salary (paid out at $213,900 for 2001 performance). The Compensation Committee also awarded her a special recognition/project pay bonus of $35,000 in 2001. Other terms of her employment agreement are similar to those of senior executives described above, including participation in compensatory plans for executives and employees and severance benefits relating to her current position, except that severance payable in connection with a change in control not approved by the Board of Directors or a termination by the Company not for cause or by means of a constructive termination following an approved change in control will equal four times base salary and target annual incentive compensation as in effect in January 2001 under the employment agreement governing her former service as President and Chief Operating Officer. During the portion of 2001 in which she served as a director, she received additional payments under her employment agreement, representing compensation accrued at or before her resignation as President and Chief Operating Officer; the portion of such payments that were subject to service or other obligations (specifically, non-competition and confidentiality obligations) which have continued during the period in which she served as a director totalled $869,750.

        During 2001, Mr. Ruthe also received $8,100 as Director's fees for his service as Chairman of the Board of HPN.

Certain Relationships and Related Transactions

        For information concerning Certain Related Transactions with respect to Mr. Raggio, please refer to "Compensation Committee and Stock Plan Committee Interlocks and Insider Participation."

        The Board of Directors has authorized the Company to make certain personal loans to Dr. Marlon, our Chairman of the Board and Chief Executive Officer. During 2001, the largest aggregate principal amount of these borrowings and accrued interest was approximately $5.6 million. In 2001, Dr. Marlon made a payment of $500,000 towards these loans. At March 31, 2002, the outstanding principal and accrued interest on these amounts was approximately $5.1 million. The outstanding balance is due in June 2002. All borrowed amounts bear interest at a rate equal to the rate at which the Company could have borrowed funds under its revolving credit facility at the time of the borrowing plus 10 basis points. The amounts outstanding are collateralized by certain of Dr. Marlon's assets and rights to compensation from the Company.

ITEM NO. 2—AMENDMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN, FOR THE PURPOSE OF INCREASING BY 900,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE TO PARTICIPANTS

Approval of Amendment to the Employee Stock Purchase Plan

        Stockholders will be asked to approve an amendment to the Sierra Health Services, Inc. Amended and Restated 1985 Employee Stock Purchase Plan (the "Plan") at the Annual Meeting. The amendment will increase the number of shares of Common Stock that may be sold to employees under the Plan by 900,000 shares. If stockholders approve the amendment, approximately 1,228,000 shares, or 4.4% of the currently outstanding class of Common Stock, will be available for issuance under the Plan.

        The Plan is a stock purchase plan which provides employees with the opportunity to purchase the Common Stock at a discount through payroll deductions and other contributions. Originally adopted in 1985, the Plan meets the requirements of Section 423 of the Internal Revenue Code, providing participants with tax advantages in buying and holding shares. The Board of Directors believes that the Plan provides a benefit that helps the Company compete for talented employees and, by promoting employee ownership of Company shares, provides an incentive to excellent performance, to the benefit of both the employee and the Company.

        If an employee elects to participate in the Plan, he or she makes contributions during six-month purchase periods, which run from January through June and from July through December each year. On the last business day of June and December, the full amount of the employee's contributions are used to purchase Common Stock at a price per share equal to 85% of the fair market value of a share at the beginning of the purchase period or 85% of the fair market value of a share at the Exercise Date, whichever is less (the "Discounted Purchase Price").

Summary of Terms of the Plan

        The following summary describes the material terms of the Plan.

        Participation in the Plan is voluntary and open to all employees of the Company and its subsidiaries who work more than 20 hours per week and for more than five months per year, except that any employee who owns five percent or more of the total combined voting power or value of all outstanding shares of all classes of securities of the Company or any subsidiary (determined under IRS regulations) may not participate. Currently, approximately 3,500 employees are eligible to participate in the Plan, of which approximately 734 are currently participating. An eligible employee enrolls in the Plan by authorizing the Company to deduct between 1% and 5% of his or her compensation during a purchase period. An employee may also make a separate contribution of up to $5,000 before a cut off date during the purchase period (this separate contribution limit can be revised by the Board from time to time). In accordance with Section 423 of the Code, a participant may not purchase Plan shares in any one calendar year having an aggregate fair market value of more than $25,000. Fair market value for this purpose is measured at the beginning of each purchase period.

        At the end of the purchase period, the participant's contributions are used to purchase shares from the Company at the Discounted Purchase Price. Cash contributions do not earn interest pending investment. The shares purchased are held for the participant in a brokerage account at a brokerage firm selected by the Company to help administer the Plan. No restrictions apply to the shares purchased by a participant, and each participant is entitled to vote shares held for his or her account. Thus, a participant may direct the brokerage firm to sell his or her Plan shares.

        A participant may reduce the rate of his or her payroll contributions during a purchase period, but may only increase this payroll contribution rate at the beginning of a purchase period. A participant may also withdraw from participation in the Plan during a purchase period, in which case payroll contributions cease and prior payroll contributions are refunded to the participant. Withdrawal from the Plan automatically occurs upon termination of employment. Participants' rights under the Plan are nontransferable except pursuant to the laws of descent and distribution.

        The Compensation Committee of the Board of Directors administers the Plan. The number of shares reserved under the Plan and the purchase price for a given purchase period are subject to appropriate adjustment by the Committee, with the approval of the Board, to reflect stock splits, stock dividends, other capital adjustments, other changes in the number of outstanding shares without receipt of consideration by the Company, or other extraordinary corporate events. Shares purchased from the Company will be either authorized but unissued shares or treasury shares. Costs and expenses in connection with the Plan are paid by the Company, except for commissions payable by a participant who sells shares and certain other fees imposed by the brokerage firm for specified services provided to a participant.

        The Board of Directors may amend, discontinue, or terminate the Plan without further stockholder approval, except stockholder approval must be obtained if an amendment would increase the number of shares reserved for the Plan, reduce the purchase price payable under the Plan, or broaden eligibility to participate in the Plan. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan, such as an amendment to increase the permitted level of participant contributions. The Plan will terminate on December 31, 2012 (if the proposed amendment is approved by shareholders), or earlier if so determined by the Board, if shares reserved under the Plan are exhausted, or if the Company is dissolved or is not the surviving or resulting corporation in any corporate reorganization.

        On March 21, 2002, the last reported sale price of the Company's Common Stock in consolidated trading of New York Stock Exchange-listed securities was $12.75 per share. Because employees have the discretion to elect their level of participation in the Plan, future awards under the Plan are not determinable.

Federal Income Tax Consequences

        The Company believes that under present law the following Federal income tax consequences would generally result under the Plan. Rights to purchase shares under the Plan are intended to constitute "options" issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code:

  (1)
  A participant's payroll contributions are "after-tax" amounts, meaning they are taxable as ordinary income to the participant at the payroll date. Separate contributions also are "after-tax" amounts. Otherwise, no taxable income results to the participant upon the grant of a right to purchase or upon the purchase of shares for his or her account under the Plan.

  (2)
  If the participant disposes of shares purchased in an offering period less than two years after the first day of the offering period, the participant will realize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the amount of the participant's payroll contributions or separate contributions used to purchase the shares.

  (3)
  If the participant holds Plan shares for at least two years after the first day of the offering period, upon disposition of the shares the participant will realize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the first day of the offering period minus the amount of the participant's contributions used to purchase the shares or (ii) the fair market value of the shares on the date of disposition minus the amount of the participant's contributions used to purchase the shares.

  (4)
  In addition, the participant will realize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of the Common Stock and the participant's "tax basis" in the Common Stock. This "tax basis" will be the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described above.

  (5)
  If the statutory holding period described in (2) and (3) above is satisfied, the Company will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of the Common Stock to the participant. If the statutory holding period is not satisfied, the Company generally should be entitled to a tax deduction equal to the amount taxed to the participant as ordinary income.

        This is only a general description of the application of federal income tax laws to the Plan, provided for the information of stockholders considering their vote on the proposal. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, a Plan participant should consult a tax advisor as to his or her individual circumstances.

        The amendment to the Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

        The Board of Directors unanimously recommends a vote FOR approval of the amendment to the Employee Stock Purchase Plan.

ITEM NO. 3—RATIFICATION OF APPOINTMENT OF AUDITORS

Appointment of Auditors

        The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 2002. Although not required to do so, the Board has determined that it would be desirable to request ratification of this appointment by the holders of Common Stock of the Company. If such ratification is not received, the Board will reconsider the appointment. Representatives of Deloitte & Touche LLP are expected to be present at the 2002 Annual Meeting. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from stockholders.

        The Board of Directors considers Deloitte & Touche LLP to be well-qualified and unanimously recommends that the stockholders vote FOR ratification.

ITEM NO. 4—SHAREHOLDER PROPOSAL

        Management has been advised that the Amalgamated Bank of New York LongView SmallCap 600 Index Fund (the "Fund"), 11-15 Union Square, New York, NY 10003, the holder of 22,000 shares of the Company's Common Stock (as of December 17, 2001), intends to submit a proposal at the Annual Meeting, for which it has provided a Supporting Statement, as follows:

          "RESOLVED: The shareholders of Sierra Health Services, Inc. (the "Company") urge the Board of Directors to obtain prior shareholder approval for all future agreements that provide compensation for senior executives if there is a change in control of the Company.

SUPPORTING STATEMENT

          "Sierra Health Services has entered into employment agreements with its Chief Executive Officer and several other senior officers, which agreements provide these officers with special severance compensation in certain situations where there is a change in control of the Company.

          "These severance agreements, commonly known as "golden parachutes," provide that if the affected officers resign or are terminated under circumstances covered by the employment agreement, the CEO shall be entitled to receive a multiple of four times his base salary and "target annual incentive" bonus; other senior officials are entitled to receive smaller multiples of their base salary and target annual incentive bonuses.

          "The Company's golden parachute agreements were adopted without the approval of shareholders, and we believe that shareholders should be able to vote on such agreements in the future, as a means of assessing potential conflicts of interest between executives and shareholders.

          "We submitted this proposal at the 2001 annual meeting, and 43.3% of the shareholders who voted either "yes" or "no" on the proposal voted "yes." Despite this high level of shareholder support, the Company has taken no action to give shareholders a say in this area.

          "In our view, golden parachutes have the potential to create the wrong incentives, reduce shareholder value and reward mismanagement. A change in control scenario is more likely to occur if executives have managed the company in ways that do not maximize shareholder value, and the existence of golden parachutes can allow covered executives to walk away with millions of dollars even if shareholder value has suffered during their tenure.

          "And the Company's shareholder value has suffered in recent years. As of December 2001 the Company's stock was trading at levels not seen since 1993. Over the past five years, it has also underperformed its peer group and the S&P 500 index.

          "Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in its proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executives' annual base salary.

          "We believe that shareholders should have this opportunity to review golden parachute arrangements in the future.

          "We urge you to vote FOR this resolution."

* * * * *

        The Board of Directors opposes this resolution and urges you to vote AGAINST it.

        The Board and its Compensation Committee, made up entirely of independent directors, have approved the change-in-control severance arrangements for executives because we view them as beneficial to the Company. Many companies comparable to Sierra in size have adopted similar severance arrangements. We strongly disagree with the assertion that the severance agreements potentially create the "wrong incentives." To require shareholder approval in advance of entering into such a severance agreement would make it unduly difficult and expensive to attract or retain senior executives.

        We see clear benefits to the Company from severance arrangements assuring our executives that, if employment terminates following a change in control, they will receive a fair severance package. Among the benefits to the Company are the following:

—
In recruiting executives, we compete with public companies that commonly provide change-in-control protections to executives. Requiring advance shareholder approval of such terms would put us at a competitive disadvantage in recruiting and retaining senior executives.

—
A change in control often results in loss of an executive's job. This is a powerful incentive for an executive to oppose a change in control even if it would benefit the Company and its shareholders. A fair severance payable if the executive is terminated after the change in control puts executives in a position to support a change in control that would benefit the Company's shareholders.

—
Assuring executives that they will receive fair severance pay following a change in control helps maintain stable operations. Executives who have no such protections would have an incentive to find new employment in the face of a threatened change in control, which could disrupt our operations whether or not the change in control is completed.

—
An acquirer in many instances wants some company executives to continue employment after acquiring the company to ensure a smooth transition and to retain existing business. Severance protections can encourage continued service following a change in control, making the Company more valuable to the acquirer.

—
In addition, Company executives have agreed to non-competition covenants and other terms that can make the Company more valuable to the acquirer. These have been specifically negotiated in consideration of existing severance arrangements.

        The proponent of this resolution asserts that change-in-control severance arrangements potentially "create the wrong incentives," "reduce shareholder value," and provide rewards to executives even if they have mismanaged a company. We certainly do not believe our agreements create any incentive for management to act in a way that will cause shareholder value to suffer. Nor do we think it makes sense to assume that a change in control somehow would prove that management was bad, so that payments tied to job loss resulting from the change in control must be avoided.

        Rather, we want management to have the "right" incentive—to be open to the possibility of a change-in-control transaction if, at any given time, that would be the best means to maximize shareholder value. Not protecting executives with severance agreements could make it less likely that such a beneficial transaction will occur.

        In our view, a change in control may be the best way to maximize shareholder value, and not protecting executives with severance agreements could make it less likely that such a beneficial transaction will occur.

        Our ability to adopt appropriate severance arrangements, particularly in response to a potential change in control or in attracting a new executive to the Company, would be greatly impaired if every such arrangement were subject to advance shareholder approval, as the proposal would require. Obtaining shareholder approval can be expensive, particularly if the need for advance shareholder approval forced us to call a special shareholders' meeting rather than to wait for the next regularly scheduled meeting. In many cases it might be difficult to negotiate the hiring of a talented executive if we could not offer change-in-control protections until we obtained shareholder approval.

        Even a shareholder who believes that shareholder votes might be desirable with respect to severance arrangements should oppose this proposal as unworkable and intrusive. The proponent states that the Council of Institutional Investors favors shareholder approval of severance agreements that exceed certain threshold levels. But, the proponent is asking for advance shareholder approval of all severance arrangements, regardless of amount. If that institutional investor applies its stated standard, it would not support this proposal. The proposal does not represent a reasonable or balanced policy, but is instead designed as a barrier to all change-in-control severance arrangements.

        Approval of this shareholder proposal would require that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

        Accordingly, the Board of Directors unanimously recommends a vote AGAINST approval of the proposal to obtain prior shareholder approval for all future agreements that provide compensation for senior executives if there is a change in control of the Company.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all Section 16(a) forms they file. During 2001, Erin MacDonald, a director and former executive officer of the Company, filed a Form 5 late reporting a single transaction under a Company employee benefit plan.

OTHER MATTERS

        Except for the stockholder proposal described above and a stockholder proposal omitted from these proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, on the date 45 days before the anniversary of the mailing date of the Company's proxy statement for the 2001 Annual Meeting of Stockholders, the Company had not received notice of any proposal to be submitted by a stockholder for a vote at the 2002 Annual Meeting or notice invoking cumulative voting as to which the persons voting the proxies would exercise discretionary authority. If, however, any further business should properly come before the 2002 Annual Meeting, the proxy holders named on the accompanying proxy card, or their substitutes, will vote on such business in accordance with their best judgment.

PROPOSALS OF STOCKHOLDERS

        Any proposal that a stockholder intends to present at the 2003 Annual Meeting of Stockholders of the Company, expected to be held in May 2003, must be received by the Secretary of the Company at its principal executive offices (2724 North Tenaya Way, P.O. Box 15645, Las Vegas, Nevada 89114-5645) no later than December 19, 2002, for inclusion in the Company's Proxy Statement and proxy for that meeting and must be otherwise in compliance with applicable SEC regulations. If a stockholder intends to present a proposal at the next Annual Meeting of Stockholders of the Company but does not seek to have the proposal included in the Company's Proxy Statement and proxy, for purposes of the SEC regulations, notice must be received by the Company at its principal executive offices no later than March 4, 2003. Use of certified mail is suggested.

ANNUAL REPORT TO STOCKHOLDERS

        The Company's 2001 Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 2001, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

        It is important that proxies be returned promptly. Therefore, stockholders are urged to fill in, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

                      By Order of the Board of Directors,

                      Frank E. Collins
                       Secretary

Dated: April 18, 2002

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2002

10:00 a.m.

CHAIRMAN'S AUDITORIUM AT THE
SIERRA HEALTH SERVICES CORPORATE COMPLEX
2716 North Tenaya Way
Las Vegas, Nevada 89128

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2002.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted 'FOR' Items 1, 2 and 3 and "AGAINST" Item 4.

By signing the proxy, you revoke all prior proxies and appoint Anthony M. Marlon, M.D. and Thomas Y. Hartley, or either of them acting singly in the absence of the other, with full power of substitution, the Proxies of the undersigned to represent the undersigned and vote all of the shares of said Common Stock held of record by the undersigned at May 23, 2002 and at any adjournments or postponements thereof.

See reverse for voting instructions.

\*/ Please detach here\*/

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and AGAINST Item 4.

1. Election of directors: Two year terms:	01 Albert L. Greene 02 Erin E. MacDonald	03 William J. Raggio 04 Charles L. Ruthe	☐ Vote FOR all nominees (except as marked)	☐Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number of the withheld nominee(s) in the box provided to the right.)
2.	To amend the Company's Employee Stock Purchase Plan to increase by 900,000 the number of shares of Common Stock reserved for issuance to participants.	☐ For	☐ Against	☐ Abstain
3.	To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 2002.	☐ For	☐ Against	☐ Abstain
4.	To consider and act upon a shareholder proposal.	☐ For	☐ Against	☐ Abstain
5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 & 3 AND AGAINST ITEM 4.
Address changes Mark Box ☐ Indicated changes below:		Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

IMPORTANT
VOTING OF PROXY; REVOCATION
EXPENSES OF SOLICITATION
VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  ITEM NO. 1—ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS
CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING
EXECUTIVE OFFICERS OF THE COMPANY
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG SIERRA HEALTH SERVICES, INC., THE S & P 500 INDEX, THE 2001 PEER GROUP AND THE PRIOR PEER GROUP (1)
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN FISCAL YEAR 2001
  ITEM NO. 2—AMENDMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN, FOR THE PURPOSE OF INCREASING BY 900,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE TO PARTICIPANTS
  ITEM NO. 3—RATIFICATION OF APPOINTMENT OF AUDITORS
  ITEM NO. 4—SHAREHOLDER PROPOSAL
SUPPORTING STATEMENT
COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934
OTHER MATTERS
PROPOSALS OF STOCKHOLDERS
ANNUAL REPORT TO STOCKHOLDERS